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Ex-12


             Idaho Power Company
     Consolidated Financial Information
     Ratio of Earnings to Fixed Charges
                                                                                                               Twelve Months
                                                             Twelve Months Ended December 31,                      Ended
                                                                  (Thousands of Dollars)                          June 30,
                                                   1992         1993         1994         1995         1996         1997
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $59,990      $84,464      $74,930      $86,921      $90,618      $87,795

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   24,601       38,057       35,307       49,498       51,316       46,596
    Investment tax credit adjustment............   (1,439)      (1,583)      (1,064)      (1,086)         776          689
          Total income taxes....................   23,162       36,474       34,243       48,412       52,092       47,285

Income before income taxes......................   83,152      120,938      109,173      135,333      142,710      135,080

Fixed Charges:
    Interest  on long-term debt.................   53,408       53,706       51,172       51,147       52,165       53,463
     expense and premium - net..................      392          507          567          567          594          631
    Interest on short-term bank loans...........      647          220        1,157        3,144        2,269        2,338
    Other interest..............................    1,011        2,023        1,538        1,598        2,319        3,448
    Interest portion of rentals.................      683        1,077          794          925          991          937

          Total fixed charges...................   56,141       57,533       55,228       57,381       58,338       60,817

Earnings  - as defined.......................... $139,293     $178,471     $164,401     $192,714     $201,048     $195,897

Ratio of earnings to fixed charges..............    2.48x        3.10x        2.98x        3.36x        3.45x        3.22x

Exhibit 12
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